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                     July 7, 2023

       Michael Skipworth
       President and Chief Executive Officer
       Wingstop Inc.
       15505 Wright Brothers Drive
       Addison, Texas 75001

                                                        Re: Wingstop Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 22,
2023
                                                            File No. 001-37425

       Dear Michael Skipworth:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services